Exhibit 99.1

News Release

Pentair Provides Preliminary First Quarter Results and Updates Outlook for Full Year 2019
LONDON, United Kingdom - April 9, 2019 - Pentair plc (NYSE: PNR) today provided preliminary first quarter results and revised its full year 2019 guidance.
Preliminary first quarter 2019 earnings per diluted share from continuing operations (“EPS”) were $0.30 per share compared to $0.32 in the first quarter of 2018. On an adjusted basis, the company reported EPS of $0.43 compared to $0.49 in the first quarter of 2018. The company’s prior expectations for first quarter 2019 GAAP EPS from continuing operations were $0.47 to $0.50 and on an adjusted basis were $0.52 to $0.55. Preliminary first quarter 2019 sales were $689 million. Sales were down 6 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 4 percent in the first quarter. The company’s prior guidance for first quarter sales was to be approximately flat to up 1 percent on a reported basis and up approximately 4 to 5 percent on a core basis compared to first quarter 2018. Core sales and adjusted EPS are described in the attached schedules.
“Our first quarter was significantly impacted by the adverse cold and wet weather in our higher margin Aquatics and ag-related businesses,” said John L. Stauch, Pentair President and Chief Executive Officer. “While we are disappointed with the slow start to the year, we are pleased with our recent acquisitions and remain confident about the long term outlook of our businesses.”
OUTLOOK
Based on preliminary first quarter results, the company has updated its outlook for the full year 2019.
The company updates its 2019 GAAP EPS from continuing operations to a range of $2.04 to $2.09 and on an adjusted basis to a range of $2.30 to $2.35. This compares to the company’s prior 2019 GAAP EPS guidance from continuing operations of $2.29 to $2.39 and on an adjusted basis of $2.50 to $2.60. The company now anticipates full year 2019 sales to increase approximately 1 to 2 percent on a reported basis and to be approximately flat to up 1 percent on a core basis. The company’s prior 2019 sales guidance was an increase of approximately 5 to 6 percent on a reported basis and up approximately 4 to 5 percent on a core basis.
“To start 2019, in addition to the adverse impact from weather, we have seen moderating growth in several of our end markets. We are also experiencing higher than anticipated inventory levels in some of our key distribution channels. The Aquatics and agriculture businesses are seasonal and while we believe demand trends remain stable, the window for recovery this year is narrow. We believe this is a 2019 event and we expect to be better positioned for the season next year. We are adjusting costs to reflect the lower volumes we are expecting, implementing additional productivity actions, and building an even stronger foundation as we enter 2020."
“We continue to believe in our long-term strategy to be a leading residential and commercial water treatment company. We have a leading Aquatics business and our Residential and Commercial Treatment business was strengthened with two strategic acquisitions we made earlier this year. Our balance sheet remains strong and we will continue to be disciplined in our capital allocation focused on creating long-term shareholder value.”
EARNINGS CONFERENCE CALL
The company will report its first quarter results before the opening of the New York Stock Exchange on Wednesday, April 17, 2019. The company will also hold a conference call with investors at 9:00 a.m. Eastern Daylight Time (EDT) that day.
Related presentation materials will be posted to the “Investor Relations” section of the company's website (www.pentair.com) prior to the conference call.
The call can be accessed via webcast through the “Investor Relations” section of Pentair’s website or by dialing 800-706-6748 or 973-638-3449 along with conference number 8870258. A replay of the conference call will be made accessible once it

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becomes available and will remain accessible through midnight on May 17, 2019 by dialing 855-859-2056 or 404-537-3406, along with the above conference number.
Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentations, each of which can be found on Pentair’s website. The webcast and presentations will be archived at the company’s website following the conclusion of the event.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
The preliminary financial results for the first quarter 2019 represent the most current information available to management and reflect estimates and assumptions. Our actual results may differ materially from these preliminary results due to the completion of our financial closing procedures, final adjustments and other developments that may arise between the date of this release and the time that financial results for the first quarter 2019 are finalized. The foregoing preliminary financial results have not been compiled or examined by our independent registered public accounting firm nor has our independent registered public accounting firm performed any procedures with respect to this information or expressed any opinion or any form of assurance of such information. These preliminary financial results should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP or as a measure of performance.
This release contains statements that we believe to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "targets," "plans," "believes," "expects," "intends," "will," "likely," "may," "anticipates," "estimates," "projects," "should," "would," "positioned," "strategy," "future" or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include overall global economic and business conditions impacting our business, including the strength of housing and related markets; demand, competition and pricing pressures in the markets we serve; volatility in currency exchange rates; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; the ability to successfully integrate the Aquion and Pelican Water Systems acquisitions; the ability to achieve the benefits of our restructuring plans and cost reduction initiatives; risks associated with operating foreign businesses; the impact of material cost and other inflation; the impact of seasonality of sales and weather conditions; our ability to comply with laws and regulations; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; the ability to realize the anticipated benefits from the separation of nVent Electric plc from Pentair; and the ability to achieve our long-term strategic operating goals. Additional information concerning these and other factors is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018. All forward-looking statements speak only as of the date of this release. Pentair plc assumes no obligation, and disclaims any obligation, to update the information contained in this release.
ABOUT PENTAIR PLC
At Pentair, we believe the health of our world depends on reliable access to clean water. We deliver a comprehensive range of smart, sustainable water solutions to homes, business and industry around the world. Our industry leading and proven portfolio of solutions enables our customers to access clean, safe water. Whether it’s improving, moving or enjoying water, we help manage the world’s most precious resource. Smart, Sustainable, Water Solutions. For Life.
Pentair had revenue in 2018 of $3.0 billion, and trades under the ticker symbol PNR. With approximately 130 locations in 34 countries and 10,000 employees, we believe that the future of water depends on us. To learn more, visit www.pentair.com.

PENTAIR CONTACTS

Jim Lucas	Rebecca Osborn
Senior Vice President, Investor Relations and Treasurer	Senior Manager, External Communications
Direct: 763-656-5575	Direct: 763-656-5589
Email: jim.lucas@pentair.com	Email: rebecca.osborn@pentair.com

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Pentair plc and Subsidiaries
Reconciliation of the GAAP year ended December 31, 2019 to the non-GAAP excluding the effect of 2019 adjustments (Unaudited)

	Preliminary	Actual		Forecast
	First Quarter	First Quarter		Full Year 2019
	2019	2018		EPS Range
	EPS	EPS		Low	High
Diluted earnings per ordinary share—as reported	$0.30	$0.32	approx	$2.04	$2.09
Restructuring and other	0.01	0.03	approx	0.01	0.01
Intangible amortization	0.04	0.04	approx	0.17	0.17
Asset impairment	0.07	—	approx	0.07	0.07
Deal related costs and expenses	0.02	—	approx	0.02	0.02
Inventory step-up	0.01	—	approx	0.01	0.01
Corporate allocations	—	0.04	approx	—	—
(Gain) loss on sale of business	(0.02)	0.02	approx	(0.02)	(0.02)
Interest expense adjustment	—	0.03	approx	—	—
Income tax adjustments	—	0.01	approx	—	—
Diluted earnings per ordinary share—as adjusted	$0.43	$0.49	approx	$2.30	$2.35

Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Segment
For the Quarter Ending March 31, 2019 and Year Ending December 31, 2019 (Unaudited)

		Preliminary				Forecast
		Q1 Net Sales Growth				Full Year Net Sales Growth
		Core	Currency	Acq. / Div.	Total	Core	Currency	Acq. / Div.	Total
Total Pentair	approx	(4)%	(1)%	(1)%	(6)%	0 - 1%	(1)%	2%	1 - 2%